EXHIBIT 11.1

19720 Jetton Road, 3rd Floor Cornelius, NC 28031 Tel: 704-897-8336 Fax: 704-919-5089

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation of our report dated March 7, 2017 relating to the financial statements of Stealth Air Corp. in the Regulation A Offering Statement Under the Securities Act of 1933 on Form 1-A/A dated May 8, 2017, and Prospectus, and to the reference to our firm as ‘Experts in Accounting’.

/s/ L&L CPAS, PA

L&L CPAS, PA

May 8, 2017